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                                                                     Exhibit 5.1

                      OPINION OF SILICON VALLEY LAW GROUP


                    [Letterhead of Silicon Valley Law Group]


January 25, 2000


Softlink, Inc.
2041 Mission College Blvd., Suite 259
Santa Clara, California  95054

Re:  Form SB-2 Registration Statement

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form SB-2 (File No. 333-90185) originally filed by Softlink, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (such Registration Statement as amended from time to time is referred to herein as the "Registration Statement"). The Registration Statement relates to the registration of an aggregate of 7,551,058 shares of the Company's Common Stock, $0.001 par value per share (the "Shares"), which may be offered for resale by certain parties listed therein. The Shares are issuable upon conversion and/or exercise of the Company's preferred stock and warrants held by the parties listed in the Registration Statement. We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

    We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and preparation for issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

    Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued and delivered by the Company, following a conversion of the preferred stock and/or exercise of the warrants in accordance with the terms of such preferred stock and warrants, will be legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement.

                              Very truly yours,

                              /s/ Silicon Valley Law Group